Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendm. ent”) is entered into by and among Vivid Seats Inc. and Vivid Seats LLC (together, the “Company”) and Stanley Chia (“Executive”) (each, a “Party,” and collectively, the “Parties”) as of June 26, 2024 (the “Effective Date”).

The Company and Executive previously entered into an Employment Agreement, dated August 9, 2021 (the “Employment Agreement”), and the Company and Executive now desire to amend the Employment Agreement pursuant to the terms hereof. In consideration of Executive’s continued engagement with the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.
Definitions

Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Employment Agreement.

2.
Amendments.

The Parties hereby agree that the Employment Agreement shall be amended as follows:

a.
Section 9(e). Section 9(e) of the Employment Agreement shall be stricken in its entirety. All other provisions in Section 9 of the Employment Agreement shall remain the same.
b.
Section 10. The Employment Agreement shall be amended to include a new Section 10. All subsequent Section numbers and references to such Sections shall be adjusted accordingly. The new Section 10 shall comprise the following provisions:

10. If, at any time during the period beginning 12 months prior to a Change in Control (as defined in the Company’s 2021 Incentive Award Plan, as amended) and ending 12 months following a Change in Control, the Company terminates your employment and such termination constitutes a Qualifying Termination, you will be entitled to receive the following payments and benefits:

a. a severance payment equal to 18 months of your then applicable Base Salary (the “CIC Base Salary Severance”);

b. 1.5 times your Annual Bonus for the fiscal year in which such termination of employment occurs;

c. any unpaid bonus for a prior fiscal year;

d. the COBRA benefits identified in Section 9(d);

e. notwithstanding the terms of the equity awards, the vesting of your then outstanding unvested equity awards, including the Equity Awards, shall be accelerated as to 100% of the unvested shares subject thereto; and

f. the benefits set forth in Sections 9 and 10 are collectively, less deductions and withholdings required by law or authorized by you, termed the “Severance Pay.” Subject to the provisions in Sections 9 and 10, payments of any Base Salary Severance or CIC Base Salary Severance shall be made in substantially equal monthly installments in accordance with the Company’s general payroll practices in effect at the time of your termination of employment, and payment of any prorated or unpaid bonus shall be made when such bonus payments would otherwise have been paid. For purposes of Sections 9 and 10, “Cause” and “Good Reason” have the meanings set forth in Exhibit B hereto. The Company will not be required to pay any Severance Pay unless (i) you execute and deliver to the Company an agreement in the form attached as Exhibit C hereto (the “Release Agreement”) within 60 days following the date of your termination of employment and (ii) you have not materially breached the provisions of (A) this letter, (B) Sections 2 through 8 of Exhibit A hereto, (C) the Release Agreement or (D) any other agreement between you and the

Company. If the Release Agreement has been executed and delivered and is no longer subject to revocation as provided in the preceding sentence, then the applicable Severance Pay shall be paid in accordance with the Company’s general payroll practices in effect at the time of your termination of employment and commencing on the 60th day following your termination of employment. The first payment of any Base Salary Severance or CIC Base Salary Severance, as applicable, shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this letter had such payments commenced immediately upon your termination of employment, and any payments made thereafter shall continue as provided herein. For the avoidance of doubt, under no circumstances shall you be entitled to receive Severance Pay under both Sections 9 and 10.

3.
Continuation

Except as set forth herein, all of the terms and conditions set forth in the Employment Agreement, including its exhibits and schedules, are unchanged, shall remain in full force and effect and are hereby ratified and confirmed by the Parties. If any provision hereof is inconsistent with the Employment Agreement, the Parties intend that the terms hereof shall control solely to the extent required to make the Employment Agreement consistent herewith. Nothing herein shall change the at-will nature of Executive’s employment. Executive agrees and confirms that nothing herein triggers the Good Reason provision contained in the Employment Agreement.

4.
Construction of Terms

This Amendment constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes any other agreements or promises made to Executive by anyone with respect to this subject matter, whether oral or written. No modification hereto shall be valid unless in writing and signed by the Parties.

5.
Governing Law

This Amendment shall be governed by the laws of the State of Delaware, without regard to the conflicts of law provisions of any jurisdiction.

6.
Counterparts

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, with the same force and effectiveness as though executed in a single document.

7.
Effective Date

The terms and conditions set forth herein shall be effective as of the Effective Date.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

VIVID SEATS INC.	EXECUTIVE
By: /s/ Lawrence Fey	By: /s/ Stanley Chia
Name: Lawrence Fey	Name: Stanley Chia
Title: Chief Financial Officer
VIVID SEATS LLC
By: /s/ Lawrence Fey
Name: Lawrence Fey
Title: Chief Financial Officer

[Signature Page to Amendment to Employment Agreement]